                                                                       EXHIBIT 6
                                                                       ---------

                                   DEMAND NOTE

$8,000,000                                                    September 13, 2004

         ON DEMAND, for value received, the undersigned, CRAFTS RETAIL HOLDING
CORP., a Delaware corporation, promises to pay to the order of HARRIS TRUST AND
SAVINGS BANK (the "Bank") at its offices at 111 West Monroe Street, Chicago,
Illinois, the principal sum of Eight Million Dollars and 00/100 ($8,000,000) or,
if less, the amount outstanding under the Harris Loan Authorization Agreement referred to below together with interest payable at the times and at the rates and in the manner set forth in the Harris Loan Authorization Agreement referred to below.

         This Note evidences borrowings by the undersigned under that certain
Harris Loan Authorization Agreement dated as of September 13, 2004, between the undersigned and the Bank; and this Note and the holder hereof are entitled to all the benefits provided for under the Harris Loan Authorization Agreement, to which reference is hereby made for a statement thereof. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all court costs and other reasonable expenses, legal or otherwise, incurred or paid by such holder in connection with the collection of this Note.
It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of the State of
Illinois.

                                       CRAFTS RETAIL HOLDING CORP.

                                       By: /s/ Kevin Feinblum
                                           ------------------------------------
                                           Name:  Kevin Feinblum
                                           Title: Vice President